Exhibit (a)(5)

Expedia, Inc. Announces Effective Date of Make-Whole Fundamental Change and

Fundamental Change Company Notice Relating to its 0.125% Convertible Senior Notes due 2019

BELLEVUE, Washington – December 17, 2015 – Today, Expedia, Inc. (“Expedia” or the “Company”) announced that, in connection with the closing of the transactions contemplated by the Agreement and Plan of Reorganization, dated as of November 4, 2015, by and among Expedia, HMS 1 Inc. and HomeAway, Inc. (“HomeAway”), Expedia delivered a notice to holders of its 0.125% Convertible Senior Notes due 2019 (the “Notes”), pursuant to the Indenture, dated as of March 31, 2014 (as amended, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture, dated as of December 15, 2015, the “Indenture”), between Expedia (as successor to HomeAway) and U.S. Bank National Association, as trustee, of a Make-Whole Fundamental Change and delivery of a Fundamental Change Company Notice (as such terms are defined in the Indenture) that occurred in connection with the consummation of the transactions. The Effective Date (as defined in the Indenture) of the Fundamental Change (as defined in the Indenture) and Make-Whole Fundamental Change was December 15, 2015.

In connection with the Fundamental Change, and as more fully described in the Fundamental Change Company Notice, pursuant to the Indenture, on or before 5:00 p.m., New York City time, on January 19, 2016, each holder shall, subject to certain conditions, have the right, by giving notice, to require Expedia to purchase all of such holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on January 20, 2016 (the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest, if any, thereon from October 1, 2015 to, but excluding, the Fundamental Change Repurchase Date. Holders who deliver their Notes and Fundamental Change Repurchase Notice (as defined in the Indenture) and do not withdraw such notice prior to the withdrawal date identified in the notice to holders will not be permitted to convert their Notes.

As more fully described in the Fundamental Change Company Notice, the consideration due upon conversion of the Notes, whether or not “in connection with” a Make-Whole Fundamental Change, will be an amount of cash and Expedia common stock (or, at the election of Expedia, cash only) with an estimated value equal to approximately $713.80 per $1,000 principal amount of Notes, based on a conversion rate of $194.58 of cash plus 3.9587 shares of Expedia common stock (or, at the election of Expedia, cash or a combination of cash and such property, in each case with a value equivalent to the value of such property) per $1,000 principal amount of Notes. Such consideration due upon conversion is based on the closing sale price of Expedia common stock on December 16, 2015. Holders who wish to convert their Notes must satisfy the requirements set forth in the Indenture.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion is received, and not withdrawn, by the Conversion Agent (as defined in the Indenture) during the period from, and including, December 15, 2015 up to, and including, January 19, 2016, the business day immediately prior to the Fundamental Change Repurchase Date (the “Make-Whole Conversion Period”). The Fundamental Change Repurchase Date has been specified by Expedia in the Fundamental Change Company Notice that was delivered to holders pursuant to Section 15.02(c) of the Indenture.

If a holder does not convert its Notes during the Make-Whole Conversion Period and thus does not convert its Notes “in connection with” a Make-Whole Fundamental Change, such holder may convert its Notes at any time on or after October 1, 2018 until the close of business on March 28, 2019, the second scheduled trading day immediately preceding the Maturity Date (or during certain earlier periods, subject to the satisfaction of certain conditions set forth in the Indenture).

Holders of Notes should read carefully the notice regarding their conversion rights in connection with the Make-Whole Fundamental Change and the Fundamental Change Company Notice regarding the rights of holders to require Expedia to repurchase their Notes, as they contain important information as to the procedures and timing for the exercise of such rights.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s leading travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel company with localized sites in 32 countries

•	Hotels.com®, the hotel specialist that offers Hotels.com® Rewards and Secret Prices through its mobile booking apps and localized websites in more than 65 countries

•	Hotwire®, a leading discount travel site that offers Hot Rate® Hotels, Hot Rate® Cars and Hot Rate® Airfares, as well as vacation packages

•	Travelocity®, a pioneer in online travel and a leading online travel brand in the US and Canada

•	Orbitz Worldwide, a global travel portfolio including Orbitz, ebookers, HotelClub and CheapTickets, brands and business-to-business offerings, including Orbitz Partner Network and Orbitz for Business

•	Egencia®, a leading corporate travel management company

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search with sites in 52 countries worldwide

•	Wotif Group, a leading portfolio of travel brands, including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 200 retail travel agency franchises across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for thousands of affiliates, including some of the world’s leading airlines, top consumer brands and high traffic websites through Expedia Affiliate Network.

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Forward-Looking Statements. This Press Release memorandum and the documents incorporated by reference herein contain “forward-looking statements.” These statements are not guarantees of future performance. These forward-looking statements reflect views and assumptions regarding expectations and projections about future events and are based on currently available information or information available on the date of any document incorporated by reference. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” and “believes,” among others, generally identifies forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income/(loss), earnings per share and other measures of results of operations and the prospects for future growth of our business. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including, but not limited to: an increasingly competitive global environment; risks related to our dynamic industry; changes in search engine algorithms and dynamics or other traffic-generating arrangements; our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners; our failure to maintain and expand our brand awareness or increased costs to do so; our failure to invest in and adapt to technological developments or industry trends; risks related to our acquisitions, investments or significant commercial arrangements; risks related to our operations in international markets, including China; our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations; application of existing tax laws, rules or regulations; amendments to existing tax laws, rules or regulations or enactment of new unfavorable tax laws, rules or regulations; adverse outcomes in legal proceedings to which we are a party; declines or disruptions in the travel industry; payments-related and fraud risks; fluctuations in foreign exchange rates; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary or desirable; system interruption, security breaches or lack of redundancy in our information systems; our failure to comply with governmental regulation and other legal obligations related to our processing, storage and use of personal information, payment card information and other consumer data; failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management; changes in control of the Company; management and director conflicts of interest; risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations; risks related to the failure of counterparties to perform their financial obligations; risks related to our long-term indebtedness; our inability to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; our failure to protect our intellectual property or proprietary information from copying or use by others, including potential competitors;

and other risks discussed under the heading “Risk Factors” in the Company’s public filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2014 and subsequent Forms 10-Q, and HomeAway’s public filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2014 and subsequent Forms 10-Q.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Press Release and in any related supplement or notice the Company prepares or authorizes, may not in fact occur. Accordingly, you should not place undue reliance on those statements. Except as required by law, we undertake no obligation, and do not intend, to publicly or otherwise update or revise any forward-looking statement or other statement in this Press Release or in any related notice or supplement the Company prepares or authorizes, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results express or implied by these forward-looking statements will not be realized.

Other Important Information. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Expedia has filed with the U.S. Securities and Exchange Commission (“SEC”). THE TENDER OFFER MATERIALS (INCLUDING A FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO PURCHASE) CONTAIN IMPORTANT INFORMATION. HOLDERS OF NOTES ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF NOTES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OFFER. The Fundamental Change Company Notice and Offer to Exchange are available to all holders of Notes at no expense to them. The tender offer materials are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

Trademarks and logos are the property of their respective owners. © 2015 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts:

Investor Relations

(425) 679-3759

ir@expedia.com

Communications

(425) 679-4317

press@expedia.com